Exhibit 99.1

Diodes Incorporated Reports First Quarter 2018 Financial Results

Revenue Increases 16.2% Year-Over-Year with Record Gross Profit Dollars Increasing 33.4%; Expects Continued Strong Growth in the Second Quarter

Plano, Texas – May 8, 2018 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets, today reported its financial results for the first quarter ended March 31, 2018.

First Quarter Highlights

•	Revenue was $274.5 million, an increase of 16.2 percent from the $236.3 million in the first quarter 2017 and an increase of 2.3 percent from the $268.4 million in the fourth quarter 2017;
•	GAAP gross profit was a record $98.6 million, compared to $73.9 million in the first quarter 2017 and $96.4 million in the fourth quarter 2017;
•	GAAP gross profit margin was 35.9 percent, compared to 31.3 percent in the first quarter 2017 and 35.9 percent in the fourth quarter 2017;
•

GAAP net income was $18.5 million, or $0.37 per diluted share, compared to net income of $1.2 million, or $0.02 per diluted share, in the first quarter 2017 and a net loss of ($30.7) million, or ($0.62) per share, in the fourth quarter 2017;

•

Non-GAAP adjusted net income was $24.2 million, or $0.48 per diluted share, compared to $7.0 million, or $0.14 per diluted share, in the first quarter 2017 and $21.6 million, or $0.42 per diluted share, in the fourth quarter 2017;

•	Excluding $5.0 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.10 per diluted share;
•

EBITDA was a record $54.2 million, or 20 percent of revenue, compared to $28.6 million, or 12 percent of revenue, in the first quarter 2017 and $47.0 million, or 18 percent of revenue, in the fourth quarter 2017; and

•

Achieved cash flow from operations of $54.0 million and $22.3 million free cash flow, including $31.6 million of capital expenditures. Net cash flow was a negative $21.3 million, which includes the pay down of $46.5 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, president and chief executive officer, stated, “First quarter revenue was at the high-end of guidance primarily driven by strong growth in the consumer, automotive and industrial markets, complemented by revenue in Europe reaching record levels. In fact, our automotive end market reached 9 percent of revenue in the quarter as we continue to benefit from our successful customer and content expansion efforts. Since implementing our automotive strategy in 2013, we have achieved a compound annual growth rate of 27 percent in this business, reflecting our expanded customer base, increasing pipeline of design wins and growing content across multiple applications.

“The quarter was also highlighted by gross profit dollars reaching a record, growing 33 percent year-over-year -- twice the rate of our revenue growth and contributing to an almost 3.5 times increase in non-GAAP earnings per share over the same time period. Additionally, EBITDA in the first quarter reached a record $54.2 million, or 20 percent of revenue. The operating leverage in our business model positions Diodes to deliver increasing profits and cash flow in the coming quarters, as revenue continues to increase at a faster rate than operating expenses and approach our target model of 20 percent of revenue.

“Looking to the second quarter, we expect to extend our growth momentum with continued strength across our target geographies and end markets, which we anticipate will result in the achievement of new quarterly records for both revenue and gross profit.”

First Quarter 2018

Revenue for first quarter 2018 was $274.5 million, an increase of 16.2 percent from $236.3 million in first quarter 2017 and an increase of 2.3 percent from the $268.4 million in the fourth quarter 2017. Revenue increased in the quarter due primarily to strength in the automotive and industrial end markets, contributing to the achievement of record revenue in Europe.

GAAP gross profit for the first quarter 2018 was a record $98.6 million, or 35.9 percent of revenue, compared to the first quarter 2017 of $73.9 million, or 31.3 percent of revenue and fourth quarter 2017 of $96.4 million, or 35.9 percent of revenue.  The 460 basis point year-over-year increase in gross margin was due primarily to favorable product mix, increased contribution from the Pericom products as well as improved capacity utilization.

GAAP operating expenses for first quarter 2018 were $71.7 million, or 26.1 percent of revenue, and $64.7 million, or 23.6 percent of revenue, on a non-GAAP basis, which excluded $4.8 million of amortization of acquisition-related intangible asset expenses, $2.6 million of expenses related to officer retirement and a credit of $0.3 million related to the KFAB restructuring. GAAP operating expenses in the first quarter 2017 were $64.6 million, or 27.3 percent of revenue, and in the fourth quarter 2017 were $72.9 million, or 27.2 percent of revenue.

First quarter 2018 GAAP net income was $18.5 million, or $0.37 per diluted share, compared to net income of $1.2 million, or $0.02 per diluted share, in first quarter 2017 and a net loss of ($30.7) million, or ($0.62) per share, in fourth quarter 2017 which includes $45.9 million tax expense associated with the tax law reform.

First quarter 2018 non-GAAP adjusted net income was $24.2 million, or $0.48 per diluted share, which excluded, net of tax, $3.9 million of non-cash acquisition-related intangible asset amortization costs and $2.0 million of officer retirement expenses. This compares to non-GAAP adjusted net income of $7.0 million, or $0.14 per diluted share, in the first quarter 2017 and $21.6 million, or $0.42 per diluted share, in the fourth quarter 2017.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

		Three Months Ended
		March 31, 2018
GAAP net income		$18,526

GAAP diluted income per share		$0.37

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom		2,574

Amortization of acquisition-related intangible assets	2,574

KFAB		(253)

Restructuring	(253)

Others		3,342

Amortization of acquisition-related intangible assets	1,328

Officer retirement	2,014

Non-GAAP net income		$24,189

Non-GAAP diluted earnings per share		$0.48

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in first quarter 2018 GAAP net income and non-GAAP adjusted net income was approximately $5.0 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.10 per diluted share for first quarter 2018, $0.05 for first quarter 2017 and $0.06 for fourth quarter 2017.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the first quarter 2018 was a record $54.2 million or 19.7 percent of revenue, compared to $28.6 million or 12.1 percent of revenue in the first quarter 2017 and $47.0 million or 17.5 percent of revenue in the fourth quarter 2017.  For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For first quarter 2018, net cash provided by operating activities was $54.0 million. Net cash flow was a negative $21.3 million, including the $46.5 million long-term debt pay down. Free cash flow (a non-GAAP measure) was $22.3 million, which includes $31.6 million of capital expenditures.

Balance Sheet

As of March 31, 2018, the Company had approximately $186.3 million in cash, cash equivalents and short-term investments, long-term debt (including the current portion) totaled approximately $221.8 million, and working capital was approximately $393.9 million.

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending March 31, 2018.

Business Outlook

Dr. Lu concluded, “For the second quarter of 2018, we expect continued strong growth with revenue increasing to a range between $292 million and $308 million, or up 6.4 to 12.2 percent sequentially. We expect GAAP gross margin to be 35.5 percent, plus or minus 1 percent. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 22.0 percent of revenue, plus or minus 1 percent.  We expect interest expense to be approximately $2.5 million.  Our income tax rate is expected to be 29.0 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 51.3 million.” Please note that purchase accounting adjustments of $3.8 million, after tax, for Pericom and previous acquisitions are not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Tuesday, May 8, 2018 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its first quarter 2018 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 4494787. International callers may join the teleconference by dialing 1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until May 15, 2018 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 4494787. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the Investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 60 days.

About Diodes Inc.

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog, and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic devices, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching, and linear voltage regulators, and voltage references, along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany.

Diodes’ wafer fabrication facilities are located in Manchester and Shanghai, China. Diodes has assembly and test facilities located in Neuhaus, Shanghai, Jinan, Chengdu, and Yangzhou, China. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “sets the stage,” “continuing,” “working diligently to,” “position the company for,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains, increase in gross margin and increase in gross profits in 2018 and beyond; that for the second quarter of 2018, we expect strong growth and revenue to range between $292 million and $308 million, or up 6.4 percent to 12.2 percent sequentially; that we expect GAAP gross margin to be 35.5 percent, plus or minus 1 percent; that non-GAAP operating expenses, which are GAAP operating expenses adjusted for retention costs and amortization of acquisition-related intangible assets, are expected to be approximately 22.0 percent of revenue, plus or minus 1 percent; that we expect interest expense to be approximately $2.5 million; that our income tax rate is expected to be 29.0 percent, plus or minus 3 percent; and that shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 51.3 million. Purchase accounting adjustments are expected to be $3.8 million, after tax, for Pericom and previous acquisitions are not included in non-GAAP estimates. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses, such as Pericom, may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive or other revenue and market share; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk that we may not continue our share repurchase program; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs or embargoes; the risk of breaches of our information technology systems; and other information including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the company’s website: http://www.diodes.com. Written requests may be sent directly to the company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Inc.	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
NET SALES	$274,512	$236,303

COST OF GOODS SOLD	175,917	162,392

Gross profit	98,595	73,911

OPERATING EXPENSES
Selling, general and administrative	47,150	39,690
Research and development	20,200	18,040
Amortization of acquisition-related intangible assets	4,767	4,758
Restructuring	(320)	2,231
Other operating expenses	(142)	(165)
Total operating expenses	71,655	64,554

Income from operations	26,940	9,357

OTHER INCOME (EXPENSES)
Interest income	514	295
Interest expense	(2,757)	(3,485)
Foreign currency loss, net	(3,029)	(3,794)
Others	4,635	(271)
Total other expenses	(637)	(7,255)

Income before income taxes and noncontrolling interest	26,303	2,102

INCOME TAX PROVISION	7,783	560

NET (LOSS) INCOME	18,520	1,542

Less: NET (LOSS) INCOME attributable to noncontrolling interest	6	(325)

NET (LOSS) INCOME attributable to common stockholders	$18,526	$1,217

(LOSS) EARNINGS PER SHARE attributable to common stockholders
Basic	$0.38	$0.03
Diluted	$0.37	$0.02

Number of shares used in computation
Basic	49,337	48,316
Diluted	50,622	49,663

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2018:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$18,526

Earnings per share (Per-GAAP)
Diluted				$0.37

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom				2,574

Amortization of acquisition-related intangible assets		3,139	(565)

KFAB				(253)

Restructuring		(320)	67

Others				3,342

Amortization of acquisition-related intangible assets		1,628	(300)

Officer retirement		2,550	(536)

Non-GAAP				$24,189

Diluted shares used in computing earnings per share				50,622

Non-GAAP earnings per share
Diluted				$0.48

Note:  Included in GAAP and non-GAAP net (loss) income was approximately $5.0 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.10 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2017:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$1,217

Earnings per share (Per-GAAP)
Diluted				$0.02

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom				2,623

Retention costs		194	(68)

Amortization of acquisition-related intangible assets		3,045	(548)

Others				1,354

Amortization of acquisition-related intangible assets		1,713	(359)

KFAB - Restructuring	490	2,336	(989)	1,837

Non-GAAP				$7,031

Diluted shares used in computing earnings per share				49,663

Non-GAAP earnings per share
Diluted				$0.14

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $2.7 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

Adjusted Net Income and Adjusted Earnings per Share

The Company adjusts United States generally accepted accounting principles (“GAAP”) net income and earnings per share attributable to common stockholders to provide investors a better depiction of the Company’s operating results, allow for a more accurate comparison between the Company’s current and historical operating results and provide a baseline for more informed modeling of future earnings. The Company makes adjustments for inventory acquired, transaction costs, retention costs, amortization of acquisition-related intangible assets and restructuring costs. The Company also excludes these items to evaluate the Company’s operating performance, develop budgets, determine incentive compensation awards and manage cash expenditure. The presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors.  The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance.  The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies.  For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill.  The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results and provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments

Retention costs– The Company excluded costs related to employee retention in connection with the Pericom acquisition.   Although these retention costs will be recurring  every quarter until the final retention payment has been made, they are not part of the employees’ normal annual salaries and therefore are being excluded.  The Company believes the exclusion of retention costs related to acquisitions provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

KFAB restructuring - The Company has recorded restructuring charges related to the shutdown and relocation of its wafer fabrication facility located in Lee’s Summit, MO (“KFAB”).  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Officer Retirement – The Company has recorded increased expense related to the retirement of two corporate officers. The officer retirement expense has been excluded from management’s assessment of the Company’s current period operating performance in order to facilitate comparisons with previously presented periods that do not reflect such expense

.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the first quarter of 2018 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the first quarter of 2018, FCF was a $22.3 million ($54.0 million less $31.6 million).  FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	March 31,
	2018	2017

Net (loss) income (per-GAAP)	$18,526	$1,217
Plus:
Interest expense, net	2,243	3,190
Income tax provision	7,783	560
Depreciation and amortization	25,610	23,664
EBITDA (non-GAAP)	$54,162	$28,631

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2018	2017
	(unaudited)	(audited)
CURRENT ASSETS
Cash and cash equivalents	$182,411	$203,820
Short-term investments	3,851	4,558
Accounts receivable, net	174,141	200,112
Inventories	236,501	216,506
Prepaid expenses and other	37,415	37,328
Total current assets	634,319	662,324

PROPERTY, PLANT AND EQUIPMENT, net	469,654	459,169

DEFERRED INCOME TAXES	41,157	40,580

OTHER ASSETS
Goodwill	135,994	134,187
Intangible assets, net	151,810	156,445
Other	38,428	35,968
Total assets	$1,471,362	$1,488,673

CURRENT LIABILITIES
Line of Credit	$4,466	$1,008
Accounts payable	106,973	108,001
Accrued liabilities and other	86,027	99,301
Income tax payable	21,041	18,216
Current portion of long-term debt	21,876	20,636
Total current liabilities	240,383	247,162

LONG-TERM DEBT, net of current portion	199,924	247,492
DEFERRED TAX LIABILITIES - non current	26,321	25,176
OTHER LONG-TERM LIABILITIES	94,925	94,925
Total liabilities	561,553	614,755

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 49,571,038 and 49,130,090, issued and outstanding at March 31, 2018 and December 31, 2017, respectively	34,021	33,727
Additional paid-in capital	385,928	386,338
Retained earnings	551,213	532,687
Treasury stock, at cost, 1,457,206 and 1,457,206 shares held at March 31, 2018 and December 31,2017, respectively	(37,768)	(37,768)
Accumulated other comprehensive loss	(64,841)	(83,480)
Total Diodes Incorporated stockholders' equity	868,553	831,504
Noncontrolling interest	41,256	42,414
Total equity	909,809	873,918
Total liabilities and equity	$1,471,362	$1,488,673